Exhibit 5.1

KNOT Offshore Partners LP 2 Queens Cross Aberdeen, Aberdeenshire AB15 4YB, United Kingdom

August 26, 2021

Registration Statement on Form F-3: Exhibit 5.1 Opinion

Dear Sirs:

We have acted as special counsel as to matters of the law of the Republic of the Marshall Islands (“Marshall Islands Law”) for KNOT Offshore Partners LP, a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation of the Company’s registration statement on Form F-3 (File No. 333-248518) (as amended, the “Registration Statement”), and a prospectus included therein (the "Base Prospectus"), which became effective with the U.S. Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) on September 9, 2020, and the preparation of a prospectus supplement to the Base Prospectus dated on or about the date hereof (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus") with respect to the issuance and sale by the Partnership from time to time of common units representing limited partner interests in the Partnership (the “Units”) having an aggregate offering price of up to $100,000,000 pursuant to an At-the-Market Issuance Sales Agreement (the “Sales Agreement”) dated August 26, 2021 among the Partnership, KNOT Offshore Partners GP LLC, a Marshall Islands limited liability company, KNOT Offshore Partners UK LLC, a Marshall Islands limited liability company (together with the Partnership and KNOT Offshore Partners GP LLC, the “MI Partnership Parties”), KNOT Shuttle Tankers AS, a Norway company, and B. Riley Securities, Inc., as agent.

In rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following:

(i)	the Registration Statement and the Prospectus.

(ii)	the Sales Agreement;

(iii)	the certificate of limited partnership and the Third Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement”); and

(iv)	such other papers, documents, agreements and certificates of public officials and representatives of the Partnership as we have deemed relevant and necessary as the basis for the opinion hereafter expressed.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures, including electronic signatures, and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

In rendering this opinion, we have also assumed:

(i)	that the issuance and sale of the Units complies in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Sales Agreement has been duly and validly authorized by the parties thereto (other than the MI Partnership Parties), and executed and delivered by such parties thereto;

(iii)	the Units shall be issued and sold in compliance with applicable U.S. federal, state and foreign laws and in the manner stated in the Registration Statement and the Prospectus;

(iv)	the Units will be sold at or above the minimum or minimum average per Unit gross price established by the Board of Directors of the Partnership from time to time, and will not be issued in fractional units; and

(v)	the validity and enforceability of the Sales Agreement against the parties thereto.

This opinion is limited to Marshall Islands Law and is as of the date hereof. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Based on the foregoing and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Units have been issued and delivered against full payment therefor in accordance with the terms of the Partnership Agreement, Sales Agreement, Registration Statement and Prospectus, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 30, 41, 51 and 60 of the Marshall Islands Limited Partnership Act).

We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and its incorporation by reference into the Registration Statement, the discussion of this opinion in the Registration Statement and the Prospectus, and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder (the “Rules”) nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP